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                                                                    EXHIBIT 99.2
[LOGO OF MIDCOM]


FOR IMMEDIATE RELEASE
---------------------

Contact:  Steve Goldman
          Vice President and General Counsel
          248/945-3431


              MIDCOM ANNOUNCES APPROVAL OF ASSET SALE PROCEDURES

                    COMPANY ALSO ANNOUNCES NASDAQ DECISION

SOUTHFIELD, MI (December 22,1997)--MIDCOM Communications Inc. today announced that, on December 19, 1997, the U.S. Bankruptcy Court approved, with minor modification, the sale procedures set forth in the asset purchase agreement entered into with WinStar Communications, Inc.

     In addition, MIDCOM announced that it has withdrawn its appeal of a decision by NASDAQ to delist its securities. The decision not to appeal was based upon the company's filing for protection under Chapter 11 of the United States Bankruptcy Code and the ensuing signing of an asset purchase agreement with WinStar for the sale of substantially all of MIDCOM's assets as well as those of its subsidiaries, PacNet, Inc. and Cel-Tech International Corp. Based upon the withdrawal of the appeal, MIDCOM's stock was delisted by NASDAQ as of the close of trading December 19, 1997. The company's stock will continue to trade off the exchange, although the liquidity of the stock may be affected.

     Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations per month. MIDCOM and its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code on November 7, 1997.